Pricing Supplement Addendum dated June 3, 2011
to Pricing Supplement dated April 9, 2009
to Prospectus Supplement dated April 9, 2009
and Prospectus dated April 2, 2009

Linked to the S&P Commodity Trends Indicator — Total Return
Due June 16, 2023

Issuer:	HSBC USA Inc.

CUSIP Number:	4042EP602

Principal Amount of Securities:	$300,000

Public Offering Price:	$9.26 per Security.

Trade Date:	June 3, 2011.

Settlement Date:	June 8, 2011.

Proceeds to Issuer:	100%.

Supplemental Plan of Distribution (Conflicts of Interest):
HSBC Securities (USA) Inc., an affiliate of the Issuer, will act as the agent for the sale of the Securities. HSBC Securities (USA) Inc. will not receive any discounts or fees in connection with its distribution of the Securities, but may charge normal commissions for the purchase of the Securities.  For a further description of the fees and commissions payable pertaining to the Securities please see the section entitled “Supplemental Plan of Distribution” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of the accompanying pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum is truthful or complete. Any representation to the contrary is a criminal offense. The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC USA Inc.

CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Amount To Be Registered	Maximum Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Elements Linked to the S&P Commodity Trends Indicator — Total Return, Due June 16, 2023	$300,000	92.60%	$277,800	$34.83
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

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